Prospectus Supplement No. 4	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-190679

Community Financial Shares, Inc.
Up to 1,622,100 Shares of Common Stock

This prospectus supplement relates to the offer and sale from time to time of up to 1,622,100 shares of common stock of Community Financial Shares, Inc., a Maryland corporation (the “Company”), by the selling stockholders named in the prospectus (the “Prospectus”) included in Registration Statement No. 333-190679.  You should read this prospectus supplement in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information contained in this prospectus supplement supersedes or supplements the information contained in the Prospectus.

This prospectus supplement includes the disclosure under “Item 5.02: Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers,” “Item 5.07: Submission of Matters to a Vote of Security Holders” and  “Item 8.01: Other Events” in the Company’s  Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2014 (the “Form 8-K”).   The text of the Form 8-K is attached hereto.

Investing in our common stock involves risks, including the possible loss of principal.  See “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 7, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
______________________________

Date of Report (Date of earliest event reported): January 1, 2014

COMMUNITY FINANCIAL SHARES, INC.
(Exact name of registrant as specified in charter)

Maryland (State or other jurisdiction of incorporation)	0-51296 (Commission File Number)	36-4387843 (IRS Employer Identification No.)

357 Roosevelt Road, Glen Ellyn, Illinois 60137
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (630) 545-0900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)   Effective January 1, 2014, the Board of Directors of Community Financial Shares, Inc. (the “Company”) and its wholly owned subsidiary, Community Bank – Wheaton/Glen Ellyn (the “Bank”), appointed Douglas D. Howe as Executive Vice President of Finance and Administration of the Company and the Bank. Mr. Howe, age 42, was a self-employed banking consultant from November 2010 to December 2013. Prior to that time, Mr. Howe served as Senior Vice President and Treasurer of Amcore Bank, N.A. (“Amcore”) from February 2006 until Amcore was acquired by BMO Harris Bank (“BMO Harris”) in April 2010. Following the acquisition, Mr. Howe also served as a Senior Vice President of BMO Harris from April 2010 to October 2010. As Executive Vice President of Finance and Administration of the Company and the Bank, Mr. Howe will receive an annual salary of approximately $125,000 as well as a standard benefits package that includes health and dental insurance benefits.

(e)   On January 3, 2014, the holders of a majority of the Company’s outstanding voting securities consented to the approval of the Company’s 2013 Stock Incentive Plan (the “2013 Stock Incentive Plan”). Employees, officers, directors and consultants of the Company or its affiliates are eligible to participate in the 2013 Stock Incentive Plan. The terms of the 2013 Stock Incentive Plan were previously disclosed in, and a copy of the 2013 Stock Incentive Plan was contained as Appendix A to, the Company’s definitive written consent solicitation materials filed with the U.S. Securities and Exchange Commission on December 9, 2013.

Item 5.07	Submission of Matters to a Vote of Security Holders

On January 3, 2014, the Company received the requisite consents from a majority of the holders of the Company’s outstanding voting securities to approve the 2013 Stock Incentive Plan. The results of the consent solicitation, which was conducted pursuant to a written consent solicitation statement filed with the U.S. Securities and Exchange Commission on December 9, 2013, are set forth below. The following results reflect the aggregate vote by the holders of the Company’s common stock and Series C Convertible Noncumulative Perpetual Preferred Stock (the “Series C Preferred Stock”), on a fully converted basis, on the approval of the 2013 Stock Incentive Plan. Each share of Series C Preferred Stock is convertible into 100 shares of common stock and was therefore entitled to 100 votes with respect to the approval of the 2013 Stock Incentive Plan.

1.	A proposal to approve the Company’s 2013 Stock Incentive Plan:

CONSENT	WITHHOLD CONSENT	ABSTAIN
11,731,516	1,169,804	4,300

Item 8.01	Other Events

On January 3, 2014, the Company issued a press release announcing that it had received the requisite consents from a majority of the holders of the Company’s outstanding voting securities to approve the 2013 Stock Incentive Plan. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)Exhibits

Number	Description

99.1	Press Release dated January 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FINANCIAL SHARES, INC.

Date: January 6, 2014	By:	/s/ Donald H. Wilson
Donald H. Wilson
Chairman, President and Chief Executive Officer

FOR IMMEDIATE RELEASE

Contact:   Donald H. Wilson
                  Chairman, President and Chief Executive Officer
                  (630) 545-0900

COMMUNITY FINANCIAL SHARES, INC.
ANNOUNCES STOCKHOLDER APPROVAL OF
2013 STOCK INCENTIVE PLAN

January 3, 2014, Glen Ellyn, Illinois — Community Financial Shares, Inc. (the “Company”) (OTCQB: CFIS), the parent company of Community Bank-Wheaton/Glen Ellyn, announced today that it has received the requisite consents from the holders of a majority of the outstanding voting securities of the Company to approve the Company’s 2013 Stock Incentive Plan.

About Community Financial Shares, Inc.

Community Financial Shares, Inc. is a bank holding company, headquartered in Glen Ellyn, Illinois, whose wholly-owned subsidiary, Community Bank-Wheaton/Glen Ellyn, is a state-chartered commercial bank insured by the FDIC. The Bank provides banking services common to the industry, including but not limited to, demand, savings and time deposits, loans, mortgage loan origination for investors, cash management, electronic banking services, internet banking services including bill payment, Community Investment Center services, and debit cards. The Company’s common stock is quoted on the OTCQB under the symbol “CFIS.” More information can be obtained by visiting the Company’s web site at www.cbwge.com (which is not a part of this press release).